Exhibit 4.2

                             CERTIFICATE OF AMENDENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                   ENZON, INC.

     Enzon, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said Corporation, at a meeting of its members, adopted resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of said Corporation:

     RESOLVED, that the first sentence of Article 4 of the Certificate of Incorporation be amended to read in its entirety as set forth below:

          "4. Number if Shares. The total number of shares of capital stock which the Corporation shall have authority to issue is sixty-three million (63,000,000) shares, of which sixty million (60,000,000) shares shall be Common stock, par value $.01 per share."

     SECOND: That the remainder of Article 4 of the Certificate of Incorporation of said Corporation shall remain unchanged.

     THRID: That at the Annual Meeting of Stockholders of the Corporation, the holders of a majority of the outstanding stock entitled to vote thereon voted in favor of said amendments in accordance with the provisions of Section 215 of the General Corporation Law of the State of Delaware.

     FOURTH: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of sections 242 and 216 of the General Corporation Law of the State of Delaware.




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     IN WITNESS WHEREOF, Enzon, Inc. has caused this certificate to be signed by
Peter G. Tombros, its President and attested to by John A. Caruso, Secretary of the Corporation, this 18th of December, 1997.

                                                     By: /s/ Peter G. Tombros
                                                        ------------------------
                                                         Peter G. Tombros
                                                         President

ATTEST

By: /s/ John A. Caruso
    ----------------------
    John A. Caruso
    Secretary

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